Exhibit 10.24

James River Group, Inc.

April 3, 2012
Mr. Steven Hartman

Dear Steve:
The purpose of this letter (the “Agreement”) is to confirm our agreement with respect to the terms of your employment by James River Group, Inc. (the “Parent Company”) to serve as President and Chief Executive Officer of two subsidiaries of JRG: Stonewood Insurance Company (“SIC”) and Stonewood Insurance Management Company, Inc. (“SIMC”) (together, the “Companies”). In consideration of the mutual promises contained in this Agreement, the parties to this Agreement hereby agree as follows:
1.EMPLOYMENT AND TERM. Effective as of May 15, 2012, or any earlier date mutually agreed by the parties (the “Effective Date”), SIC and SIMC each agrees to employ you (the “Executive”) as its President and Chief Executive Officer, and Executive hereby accepts such employment on the terms hereinafter set forth. The term of this Agreement shall be three years commencing as of the Effective Date and ending on the date immediately preceding the third anniversary of the Effective Date, subject to the termination provisions of Section 6. The term of this Agreement shall thereafter be automatically renewed for additional one year periods unless written notice to the contrary shall be given by the Parent Company or Executive to the other party not less than ninety (90) days prior to the end of the initial or any renewal term that the term shall not thereafter be renewed (“Non-Renewal Notice”), subject to the termination provisions of Section 6. The initial term plus any renewals thereof shall hereafter be referred to as the “Term.”
2.COMPENSATION.
(a)Salary. Executive shall be paid a base salary of not less than four hundred twenty five thousand dollars ($425,000) per year, payable in periodic installments by SIC in accordance with its normal payroll practices.
(b)Bonus. For each fiscal year during the Term after 2012 in which Executive is employed by the Company as of the last day of such fiscal year, Executive shall be eligible to receive a discretionary bonus (each, a “Bonus”) in an amount as the Board of Directors of the Parent Company (the “Board”) (other than Executive, if Executive is a member of the Board), in its discretion, may determine based on Executive’s performance during such fiscal year. For 2012, if Executive is employed by the Company through December 31, 2012, then Executive shall receive a Bonus in the amount of three hundred eighteen thousand seven hundred fifty dollars ($318,750). Any Bonus awarded for a fiscal year shall be paid by SIC at the time or times provided by the Parent Company bonus plan in effect for such fiscal year.
(c)Vacation, Benefits. During the Term Executive shall also be entitled to participate in all employee benefit plans, to other fringe benefits generally available to executive employees of the Parent Company and its subsidiaries at the employer’s expense. Executive will be entitled to a total of four (4) weeks of paid vacation per annum (not subject to carry over to subsequent years), which will be pro-rated for the first and last year of the Term;
(d)Expense Reimbursements. Executive will be entitled to business expense reimbursement for all reasonable business expenses upon the presentation of reasonably itemized statements of such expenses in accordance with the Companies’ policies and procedures, including without limitation expenses incurred by Executive in traveling between his base of operations in New Jersey and North Carolina. If the Parent Company requires Executive to relocate to North Carolina pursuant to Section 3 of this Agreement, then SIC will reimburse Executive for documented reasonable moving expenses incurred in connection with such relocation. If reimbursements for travel expenses between New Jersey and North Carolina, or for moving expenses, are subject to federal, state, or local income or employment taxes, then SIC will make a lump-sum cash payment to Executive (“Travel Gross-Up”) in an amount such that after payment of employment and income taxes with respect to reimbursement of such travel expenses (including taxes due with respect to the Travel Gross-Up), the Executive is in the same position with respect to such income and employment taxes as he would have been had such travel expenses not been subject to such income and employment taxes. Such Travel Gross-Up shall be paid as soon as practicable following the date the Executive provides notice to SIC that he has remitted the taxes that give rise to the payment of the Travel Gross-Up to the appropriate taxing authority, but in no event later than the end of the calendar year following the year in which the Executive remits such taxes. The amount of expenses eligible for reimbursement during any tax year of Executive shall not affect the expenses eligible for reimbursement in any other tax year. The right to reimbursement provided in this Agreement is not subject to liquidation or exchange for another benefit. In no event shall the reimbursement of an eligible expense occur later than the earlier of (i) six (6) months from the date of incurrence and (ii) the end of the calendar year following the calendar year in which such expense was incurred.
(e)Stock Options. The Parent Company shall recommend to the Board of Directors of Franklin Holdings (Bermuda), Ltd (“Franklin Holdings”) that Executive be awarded an option to purchase 2,750 shares of Franklin Holdings (the “Option”). The award and terms of the Option will be subject to the Amended and Restated Franklin Holdings (Bermuda), Ltd Equity Incentive Plan (the “Incentive Plan”) and an Option Agreement between Franklin Holdings and Executive. The exercise price per Share of the Option will be the Fair Market Value on the Grant Date (as those capitalized terms are defined in the Incentive Plan).
(f)Withholdings and Deductions. All payments and compensation under this Agreement shall be subject to all required federal, state and local withholdings and deductions, and such deductions as Executive may instruct SIC to take that are authorized by applicable law.
3.DUTIES. Executive shall report exclusively and directly to the Chief Executive Officer of the Parent Company (“CEO”), to the Board of Directors of SIC (“SIC Board”) and to the Board of Directors of SIMC (“SIMC Board”). Executive shall perform all duties normally associated with the position of President and Chief Executive Officer, and such other reasonable duties as may be assigned to him by the CEO, including without limitation overseeing the subsidiaries of the Companies. Executive will devote his entire working time, attention, and energies to carrying out and fulfilling his duties and responsibilities under this Agreement. Executive agrees to abide by all policies applicable to employees of the Parent Company and the Companies adopted by their respective boards of directors. Executive represents that he is able and willing to engage routine business travel as is necessary to perform his duties as President and CEO and to further the Company’s business interests. The Executive’s base of operations shall initially be in New Jersey, provided, however, the Parent Company may require the Executive to relocate to the Raleigh, North Carolina area by September 1, 2013 as a condition of continued employment.
4.CONFIDENTIAL INFORMATION AND PRIVILEGED INFORMATION.
(a)Executive will not at any time during the Term or thereafter:
(i)reveal, divulge, or make known to any person, firm, or corporation or use for his personal benefit or the benefit of others (except the Companies, the Parent Company, Franklin Holdings, and any of Franklin Holding’s other direct or indirect subsidiaries (hereinafter referred to as “Affiliates,” and all of the foregoing, the “Company Group”)), directly or indirectly, any confidential or proprietary information received or developed by him during the course of his employment. For the purposes of this Section 4(a)(i) confidential and proprietary information (“Confidential Information”) shall be defined to mean (1) all historical and pro forma projections of loss ratios incurred by the Company Group; (2) all historical and pro forma actuarial data relating to the Company Group; (3) historical and pro forma financial results, revenue statements, and projections for the Company Group; (4) all information relating to the Company Group’s systems and software (other than the portion thereof provided by the vendor to all purchasers of such systems and software); (5) all information relating to SIC’s unique underwriting approach; (6) all information relating to plans for, or internal or external discussions regarding, acquisitions of or mergers with any business or line of business; (7) non-public business plans; (8) all other information relating to the financial, business, or other affairs of the Company Group including their customers; and (9) any information about any shareholder of Franklin Holdings or any of its Affiliates, or any of their officers or employees, that has been furnished or made available to Executive as a result of his position with the Companies. Section 4(a)(i) shall not apply to Executive following the termination of his employment with the Parent Company and the Companies with respect to any Confidential Information known or made generally available to the general public or within the industry by persons other than Executive or a person acting with or at the request of Executive; or
(ii)reveal, divulge, or make known to any person, firm, or corporation, or use for his personal benefit or the benefit of others (except the Company Group), directly or indirectly, the name or names of any Customers (as defined in Section 5 below) of the Company Group, nor will he reveal, divulge, or make known to any person, firm, or corporation or use for his personal benefit or the benefit of others (except the Company Group), directly or indirectly, any trade secrets or any knowledge or information concerning any business methods or operational procedures engaged in by the Company Group (collectively, “Privileged Information”); provided, however, the restrictions set forth in this Section 4(a)(ii) shall not apply to Executive following the termination of his employment with the Parent Company and the Companies with respect to any Privileged Information known or made generally available to the general public or within the industry by persons other than Executive or a person acting with or at the request of Executive.

5.NON-COMPETITION.
(a)Executive acknowledges and agrees that as the Companies’ President and CEO (i) he will be responsible for and directly involved in developing customer goodwill and relationships for the benefit of the Company Group, including personal contact with customers and supervising others who contact customers and develop customer goodwill and relationships; (ii) he will be provided and have access to the Company Group’s Confidential Information and Privileged Information, and will be compensated for the development, and supervising the development, of the same and (iii) he will have unique insight into and knowledge of the skills, talents and capabilities of the Company Group’s key employees. Executive also acknowledges and agrees that at the inception of his employment with the Company it was agreed that he would be bound by noncompetition restrictions.
(b)Executive agrees that during his employment by the Parent Company and the Companies he will not compete against the Company Group in any manner, including without limitation by engaging in, or by assisting any other person or entity to engage in, or by having an ownership interest in, any Competitive Business (as defined below) in the Territory (as defined below), or by engaging in any conduct described in clauses (b)(ii), (iii) or (iv) below. Executive further agrees that after his employment by the Parent Company and the Companies ends, he will not during the Restricted Period (as defined below):
(i)compete against the Companies by becoming employed by any property/casualty insurance company that engages in Competitive Business (as defined below) in the Territory (as defined below);
(ii)compete against the Companies by soliciting any Customer (as defined below) or Agent (as defined below) of the Companies to provide any goods, services or referrals in competition against the Companies;
(iii)induce or persuade any Customer or Agent of the Companies not to do business with, or to switch business from, or reduce business with, the Companies;
(iv)solicit, or assist others in soliciting, Key Employees (as defined below) to either leave the Company Group or to engage in a Competitive Business.
(c)For purposes of this Agreement, the following capitalized terms shall have the meanings set forth below:
(i)“Restricted Period” shall mean eighteen (18) months, except that in the event of “Company Non-Renewal Termination” (as defined herein), “Restricted Period shall mean twelve (12) months.
(ii)“Competitive Business” shall mean the insurance business of acquiring, holding, and/or underwriting (A) workers’ compensation insurance, (B) other specialty admitted insurance business, or (C) any Material Insurance Business other than workers’ compensation insurance or other specialty admitted insurance business that either of the Companies or their subsidiaries is engaged in as of the date Executive’s employment with the Company ends.
(iii)“Territory” shall mean each and every state or other United States jurisdiction (“State(s)”) where SIC or any of its affiliates, including Stonewood National Insurance Company and Stonewood General Insurance Company, is authorized to underwrite and engaged in underwriting insurance.
(iv)“Customer” shall mean any of the customers of the Companies that purchased products or services from the Companies during the twelve month period immediately preceding Executive’s last day of employment with the Parent Company and the Companies (the “Final Year”), and both (A) were among SIC’s 100 largest clients (in terms of premium payments to SIC) during the Final Year, and (B) with respect to which Executive had access to Confidential Information or Privileged Information.
(v)“Key Employees” shall mean any executive, managerial, sales, marketing, or supervisory level employees of the Company Group under Executive’s direct or indirect management authority during the Final Year.
(vi)“Agent” shall mean any insurance agent, insurance broker, wholesale agent, general agent, or other person (A) that acted on behalf of any customer of the Companies to obtain insurance from the Companies or who referred any insurance business to the Companies during the Final Year and (B) with respect to which either Executive had (I) Confidential Information or Privileged Information or (II) account responsibility either directly or through managing employees with such account responsibility.
(vii)“Material Insurance Business” shall mean any insurance business (other than workers’ compensation insurance or other specialty admitted insurance business) that accounts for 10% or more of the Companies’ total gross written premiums during the Final Year.

(d)The restrictions contained in this Section 5 shall not prevent: (i) the purchase of ownership by Executive of not more than three percent (3%) of the securities of any class of any corporation, whether or not such corporation is engaged in any Competitive Business, which are publicly traded on any securities exchange or any “over the counter” market; or (ii) after Executive’s employment by the Parent Company and the Companies ends, Executive’s being employed by a subsidiary or division of an insurance company that engages in Competitive Business as long as both (A) such subsidiary or division does not engage in Competitive Business in the Territory, and (B) Executive does not provide services to or assist the subsidiaries or divisions of such company that engage in Competitive Business in the Territory.
6.TERMINATION. Executive’s employment hereunder shall terminate under the following circumstances:
(a)Termination for Cause. The Parent Company may terminate the employment of Executive for Cause at any time by providing written notice to Executive specifying the cause of the termination. For the purposes of this Agreement, “Cause” means that: (i) Executive willfully violated Sections 4 or 5 of this Agreement; (ii) Executive grossly neglected his duties hereunder; (iii) Executive was convicted of a felony or a crime involving moral turpitude (meaning a crime that includes the commission of an act of depravity, dishonesty, or bad morals); (iv) Executive has committed an act of dishonesty, fraud, or embezzlement against any entity in the Company Group; (v) Executive willfully and/or knowingly breached this Agreement in any material respect or willfully violated the Parent Company’s or the Companies’ written policies which have been provided to him; (vi) Executive willfully failed or refused to follow the lawful instructions of the CEO, the SIC Board or the SIMC Board that are consistent with this Agreement (“Insubordination”); or (vii) after the Parent Company provides written notice to Executive to relocate to the Raleigh, North Carolina area effective at any time on or after September 1, 2013, Executive fails to comply with such notice within the later of 90 days after receipt of such notice or _________, 2013. In the event that the Parent Company provides written notice of termination for Cause pursuant to Section 6(a)(ii) or (vi), Executive shall be entitled to cure any alleged neglect of his duties or Insubordination, to the extent curable, within thirty (30) days of receiving written notice from the Company specifying the factual basis for its belief that Executive grossly neglected his duties hereunder or engaged in Insubordination. If Executive is terminated for Cause, Executive’s compensation shall terminate on the date of such termination, and all Options, whether vested or unvested at that time, shall be immediately forfeited and canceled effective as of the date of such termination.
(b)Company Termination Without Cause. The Parent Company may terminate Executive at any time without Cause, with or without prior notice. If (i) the Parent Company delivers a timely Non-Renewal Notice and Executive has not timely delivered a timely Non-Renewal Notice, (ii) Executive continues in employment with the Parent Company through the last day of the Term and (iii) the parties have not executed a written agreement applicable to Executive’s employment after the expiration of the Term, the Executive’s employment shall terminate on the last day of the Term (a “Company Non-Renewal Termination”).
(c)Termination by Executive for Good Reason. Executive may, at his option, terminate this Agreement for Good Reason in accordance with the terms of this Section 6(c). “Good Reason” shall mean the occurrence of any one or more of the following events without the prior consent of Executive:
(i)A material diminution in Executive’s authority, duties or responsibilities, or requiring Executive to report directly to a person or persons other than (x) the Parent Company’s CEO or the Board, or (y) the Companies’ Boards;
(ii)A diminution in Executive’s Base Salary; or
(iii)Any action or inaction by the Parent Company or the Companies which constitutes a material breach of the terms of this Agreement;
and, in each case, the failure by the Parent Company or the Companies, as applicable, to cure such condition within the thirty (30) day period after receipt of written notice from Executive specifying in detail the factual basis for his belief that he has Good Reason to resign (“Good Reason Notice”). Executive must deliver a Good Reason Notice to the Parent Company and the Companies within thirty (30) calendar days after the initial existence of a Good Reason condition, and, if the Parent Company or the Companies, as applicable, fails to timely cure such Good Reason condition, Executive must terminate his employment within one year after the initial existence of such Good Reason condition, and any failure by Executive to timely comply with either of these requirements shall constitute a waiver of Executive’s right to resign for Good Reason for such condition.
(d)Termination due to Death or Disability. Executive’s employment hereunder shall terminate upon his death. The Parent Company may terminate Executive’s employment if he is prevented from performing his responsibilities under this Agreement because of “Disability.” A “Disability” means that Executive is unable to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident or disability insurance benefit plan covering Executive (“Disability Plan”). If Executive is unable to perform his responsibilities, by reason of any accident, illness, or mental, or physical impairment, for a period that is reasonably anticipated by the Parent Company to be longer than the waiting period in the Disability Plan, then, at the Parent Company’s request, Executive shall promptly apply for such income replacement benefits.
(e)Expiration of Term. If (i) Executive delivers a timely Non-Renewal Notice pursuant to Section 1 (whether or not the Company has timely delivered a timely Non-Renewal Notice), (ii) Executive continues in employment with the Company through the last day of the Term, and (iii) the parties have not executed a written agreement applicable to Executive’s employment after the expiration of the Term, the Executive’s employment shall terminate on the last day of the Term (“Executive Non-Renewal Termination).
7.COMPENSATION AND BENEFITS UPON TERMINATION.
(a)If, during the Term, the Parent Company terminates Executive’s employment without Cause, there is a Company Non-Renewal Termination, or Executive terminates his employment for Good Reason, then:
(i)as soon as practicable following such termination but no later than ten (10) days after the Termination Date (as defined below), SIC shall pay to Executive his accrued but yet unpaid base salary earned through the Termination Date and any accrued, but unused vacation pay through the Termination Date (the “Accrued Obligations”);
(ii)within forty-five (45) days following the Termination Date, SIC shall reimburse Executive for reasonable expenses incurred, but not paid prior to the Termination Date;
(iii)subject to the execution and delivery of a general release (which release shall not alter or result in the waiver of Executive’s right to exercise the portion of the Option that vested through the Termination Date, or any rights under this Section 7(a)) in a form acceptable to the Parent Company within thirty (30) days after the Termination Date, which release has not been revoked, Executive is entitled to receive:
(A)In the event of a termination without Cause or for Good Reason (I) before or 12 months or more after a Change in Control (as defined in Section 7(d)), an amount equal to Executive’s base salary for a period of eighteen (18) months after the Termination Date, or (II) within twelve (12) months after a Change in Control, an amount equal to Executive’s base salary for a period of thirty (30) months after the Termination Date, or (B) in the event of a Company Non-Renewal Termination, an amount equal to Executive’s base salary for a period of twelve (12) months after the Termination Date, which, in any case shall be paid in periodic installments in accordance with SIC’s normal payroll practices in effect as of the Termination Date commencing on the first payroll cycle which is at least ten (10) business days after the 45th day after the Termination Date;
(B)the continuation of coverage under all employee benefit insurance plans in which Executive was a participant as of the Termination Date, to the extent such post-employment coverage is authorized by such plans, at SIC’s expense for the period of eighteen (18) after the Termination Date (for a termination without Cause or for Good Reason) or the period of twelve (12) months after the Termination Date (for a Company Non-Renewal Termination), provided, however if post-employment coverage is not authorized under such health insurance plan, then SIC will pay Executive the premium cost for health insurance coverage that SIC would have paid if Executive had continued being a participant in such health insurance plan during the applicable 12 month or 18 month period;
(C)any unpaid discretionary bonus awarded to Executive for the year prior to the year in which the Termination Date occurs, which shall be paid in a lump sum on the normal bonus payment date for Parent Company bonuses for such preceding fiscal year; and
(D)solely for a termination without Cause or for Good Reason before January 1, 2013, the Bonus for 2012, which shall be paid at the time or times provided in the Parent Company bonus plan in effect for 2012.
(b)If Executive’s employment is terminated as a result of death or by the Parent Company for Cause or because of Disability, or if a termination of employment occurs pursuant to Section 6(e) as a result of Executive’s delivering a timely Non-Renewal Notice:
(i)within ten (10) days following the Termination Date, SIC shall pay to Executive the Accrued Obligations;

(ii)within forty-five (45) days following the Termination Date, SIC shall reimburse Executive for reasonable expenses incurred, but not paid prior to the Termination Date; and
(iii)solely in connection with a termination as a result of death before the Bonus for 2012 is fully paid to Executive, SIC shall pay any unpaid portion of such unpaid Bonus to Executive’s estate at the time or times provided in the Parent Company bonus plan in effect for 2012.
(c)Except for payments provided under Sections 7(a)(i), 7(a)(ii), and 7(b), all compensation and benefits paid pursuant to this Section 7 shall cease and Executive shall promptly return any amount paid under Section 7(a)(iii) to SIC if Executive violates any of the terms of Sections 4 or 5 above during the Restricted Period. In addition to these remedies, the Parent Company, the Companies and the Company Group shall have all other remedies provided by this Agreement and by law for the breach of Sections 4 or 5 above.
(d)For purposes of this Agreement, “Termination Date” means the date of Executive’s “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder (“Section 409A”). For purposes of this Agreement, “Change in Control” means (and, for purposes of this definition only, capitalized terms have the meaning defined in the Incentive Plan) the first to occur of the following events:

i.
The acquisition, directly or indirectly, by any person, entity or “group” (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended) (other than the Company, any Subsidiary, any D.E. Shaw Investor or any affiliate thereof, an employee benefit plan maintained by the Company Group, or a Person that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) of 40 percent or more of the total combined voting power of the Company Group’s then-outstanding voting securities;

ii.
the merger, consolidation, recapitalization, stock purchase or other similar transaction involving the Company, as a result of which person who were shareholders of the Company Group immediately prior to such transaction and the Investors do not, immediately thereafter, own, directly or indirectly, more than 40 percent of the combined voting power entitled to vote generally in the election of directors of the Company (or any merged, consolidated, or surviving company);

iii.
the liquidation or dissolution of the Company, other than a liquidation or dissolution (i) of the Company into a Subsidiary, (ii) for the purposes of effective a corporate restructuring or reorganization, or (iii) as a result of which persons who were shareholders of the Company Group immediately prior to such liquidation or dissolution, own, directly or indirectly, more than 40 percent of the combined voting power entitled to vote generally in the election of directors of the entity that owns, directly or indirectly, substantially all of the assets of the Company Group following such liquidation or dissolution; or

iv.
the sale, transfer or other disposition of all or substantially all of the assets of the Company Group to one or more persons or entities that are not, immediately prior to such sale, transfer or other disposition of all or substantially all of the assets, affiliates of the Company, or any employee benefit plan of the Company Group (other than by way of a transaction that would not be deemed a Change in Control pursuant to clauses (i) or (ii) above); in each case, provided that such event constitutes a “change in control” within the meaning of Section 409A.

(e)Executive’s rights with respect to the vesting and exercise of the Option after the Termination Date shall be governed by the Option Agreement and Incentive Plan.
8. 409A COMPLIANCE. This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements Section 409A and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder (and any applicable transition relief under Section 409A). Notwithstanding anything else contained in this Agreement to the contrary, if Executive is a “specified employee” under Franklin Holding’s specified employee policy as in effect on the Termination Date, or if no such policy is then in effect, within the meaning of Section 409A, any payment required to be made to Executive hereunder upon or following the Termination Date shall be delayed until after the six-month anniversary of Executive’s “separation from service” (as such term is defined in Section 409A) to the extent necessary to comply with, and avoid imposition on Executive of any additional tax, interest, or penalty imposed under, Section 409A. Should payments be delayed in accordance with the preceding sentence, the accumulated payment that would have been made but for the period of the delay shall be paid in a single lump sum during the ten (10) day period following the six-month anniversary of the Termination Date. Each payroll period payment described in Section 7(a)(iii)(A) shall be treated as a separate payment for purposes of Section 409A.

9.UNIQUENESS OF SERVICES; ACKNOWLEDGEMENTS. Executive acknowledges that the services to be rendered under the provisions of this Agreement are of a special, unique, and extraordinary character; involve access to and development of Confidential Information and Privileged Information; involve developing and protecting customer relationships and goodwill; and that it would be difficult or impossible to replace such services and that, by reason thereof, Executive agrees and consents that if he violates any of the provisions of Sections 4 and 5 of this Agreement, the Parent Company, the Companies and/or any entity in the Company Group, in addition to any other rights and remedies available under this Agreement or otherwise, shall be entitled to an injunction to be issued by a court of competent jurisdiction restricting Executive from committing or continuing any violation of Sections 4 and 5 of this Agreement.
10.FURTHER ACKNOWLEDGEMENTS. Executive further acknowledges and agrees that the restrictions contained in Sections 4 and 5 above are reasonable and necessary to protect the legitimate interest of the Company Group, in view of, among other things, the short duration of the restrictions; the narrow scope of the restrictions; the Company Group’s interests in protecting its trade secrets, Confidential Information, and Privileged Information (which Executive agrees would be useful to competitors for more than eighteen (18) months) and its customer relationships and goodwill; Executive’s background and capabilities which will allow him to seek and accept employment without violation of the restrictions; Executive’s opportunity to acquire a substantial equity interest in Franklin Holdings through the award of the Option; and Executive’s entitlements under this Agreement. If any provision contained in Sections 4 or 5 above is adjudged unreasonable by a court of competent jurisdiction or arbitrator in any proceeding, then such provision shall be deemed modified as provided in Sections 4 or 5 above or by reducing the scope of such provision, the period of time during which such provision is applicable and/or the geographic area to which such provision applies, to the extent necessary for such provision to be adjudged reasonable and enforceable.
11.NOTICES. Any notices provided for or permitted by this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or three (3) days after it is mailed if delivered by registered or certified mail, return receipt requested, postage prepaid, addressed to the party for whom intended at such party’s address set forth above or to such other address as such party may designate by notice in writing given in the manner provided herein.
12.SECTION HEADINGS. The section heading in this Agreement are for convenience of reference only, and they form no part of this Agreement and shall not affect its interpretation.
13.ENTIRE AGREEMENT; AMENDMENTS; COUNTERPARTS. This Agreement constitutes the entire agreement and understanding among Executive, the Parent Company and the Companies with respect to the subject matter hereof and shall supersede any and all other prior agreements and understandings, whether oral or written, relating thereto or the employment of Executive by the Parent Company and the Companies. This Agreement may not be rescinded, modified, or amended, unless an amendment is agreed to in a writing signed by Executive and by an officer of the Parent Company specifically authorized by the Board (other than Executive), and any waiver shall be set forth in writing and signed by the party to be charged. This Agreement may be executed in any number of counterparts, including by facsimile, each of which shall be an original, but all of which together shall constitute one and the same instrument.
14.PARTIAL INVALIDITY. The invalidity or unenforceability, by statute, court decision, or otherwise, of any term or condition of this Agreement shall not affect the validity or enforceability of any other term or condition hereof.
15.GOVERNING LAW. This Agreement shall be construed and administered in accordance with the laws of North Carolina, without regard to the principles of conflicts of law which might otherwise apply.
16.ASSIGNABILITY. This Agreement may not be assigned by Executive, and any purported assignment by Executive shall be null and void. All of the terms and conditions of this Agreement shall be binding upon and inure to the benefit of the Parent Company and its successors (including without limitation any successor to the Parent Company’s business as the result of a merger or consolidation of the Parent Company, whether or not the Parent Company survives such merger or consolidation) and assigns. Successors to the Company shall include, without limitation, any corporation or corporations acquiring, directly or indirectly, all or substantially all of the assets of the Parent Company whether by merger, consolidation, purchase, or otherwise and such successor shall thereafter be deemed the “Parent Company” for purposes hereof. .
17.DISPUTE RESOLUTION.
(a)Arbitration. In the event of disputes between the parties with respect to the terms and conditions of this Agreement, such disputes shall be resolved by and through an arbitration proceeding to be conducted under the auspices of the American Arbitration Association (or any like organization successor thereto) in Raleigh, North Carolina; provided, however, that either party may seek temporary or preliminary injunctive relief with respect to appropriate matters (including, without limitation, enforcement of Sections 4 and 5 above) from a court in aid of arbitration. Such arbitration proceeding shall be conducted pursuant to the commercial arbitration rules (formal or informal) of the American Arbitration Association in as expedited a manner as is then permitted by such rules (the “Arbitration”). Both the foregoing agreement of the parties to arbitrate any and all such claims, and the results, determination, finding, judgment, and/or award rendered through such Arbitration, shall be final and binding on the parties to this Agreement and may be specifically enforced by legal proceedings.
(b)Procedure. Such Arbitration may be initiated by written notice from either the Parent Company or Executive to the other which shall be a compulsory and binding proceeding on each party. The Arbitration shall be conducted by an arbitrator selected in accordance with the procedures of the American Arbitration Association. Time is of the essence of this arbitration procedure, and the arbitrator shall be instructed and required to render his or her decision within thirty (30) days following completion of the Arbitration.
(c)Venue and Jurisdiction. Any action to compel arbitration hereunder or otherwise relating to this Agreement shall be brought exclusively in either a state court or federal court located in Raleigh, North Carolina, provided that, with respect to an action brought in North Carolina, if a federal court has jurisdiction over the subject matter thereof, then such action shall be brought in federal court, and the Parent Company, the Companies and Executive hereby irrevocably submit with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the jurisdiction of the aforesaid courts.
(d)Waiver of Jury Trial. IN THE EVENT OF ANY LITIGATION WITH RESPECT TO ANY MATTER CONNECTED WITH THIS AGREEMENT OR THE AGREEMENTS OR TRANSACTIONS CONTEMPLATED HEREUNDER ALL OF THE PARTIES HERETO WAIVE ALL RIGHTS TO A TRIAL BY JURY.
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Kindly indicate your acceptance of this Agreement by signing and returning a copy of this letter to me.
Very truly yours,
James River Group, Inc.

By: /s/ J. Adam Abram
Name: J. Adam Abram
Title:     Chairman

ACCEPTED AND AGREED TO THIS ___ DAY OF _____, 2012
Stonewood Insurance Company

By: /s/ Gregg Davis_________________
Name: Gregg Davis
Title:     Chairman

Stonewood Insurance Management Company, Inc.

By: /s/ Gregg Davis_________________
Name: Gregg Davis
Title:     Chairman

/s/ Steven J. Hartman______________
Steven Hartman